Exhibit 99.1

Contact:	Brian P. Crescenzo
302-326-5648

FOR IMMEDIATE RELEASE

APPLIED EXTRUSION TECHNOLOGIES, INC.

ANNOUNCES FISCAL 2004 FIRST QUARTER RESULTS

NEW CASTLE, DE, January 20, 2004 – Applied Extrusion Technologies, Inc. (NASDAQ NMS – AETC) today announced financial results for its first fiscal quarter ended December 31, 2003.

FIRST QUARTER 2004 RESULTS

Sales for the first quarter of fiscal 2004 of $57.6 million were $1.8 million, or three percent, lower compared with the first quarter of fiscal 2003.  A five percent decline in unit volume was partially offset by a two percent increase in average selling prices.  The average selling price reflects a unit price increase of approximately five percent; partially offset by a less favorable sales mix as a result of lower label sales in the first quarter of fiscal 2004.

Gross profit for the first quarter of $9.6 million was $2.6 million, or 22 percent, lower than the first quarter of fiscal 2003.  The $2.6 million reduction was due to an approximate increase of $3.0 million in raw material costs, a $1.0 million increase in depreciation expense, and lower volume.  These cost increases were partially offset by $2.0 million of improved price realization and manufacturing efficiencies realized during the current period.  Gross margin was 16.6 percent versus 20.5 percent in fiscal 2003.

Operating expenses of $7.1 million were $1.0 million, or 13 percent, lower as compared with the same period of the prior year. Approximately half of these savings reflect the benefit of our cost reduction programs, and the remaining half reflects nonrecurring restructuring transition expenses incurred in the first quarter of fiscal 2003. Operating profit of $2.4 million for the first quarter was $1.6 million lower than the same period in fiscal 2003.

Interest expense of $10.6 million was $3.3 million higher than the first quarter of fiscal 2003. This increase reflects approximately $2.2 million of nonrecurring expenses associated with the Company’s refinancing on October 3, 2003.  The remaining increase of $1.1 million is due to a higher average debt balance and lower capitalized interest.

The net loss for the first quarter of fiscal 2004 was $8.2 million, or $.64 per share, compared with a net loss of $3.3 million, or $.26 per share, for the first quarter of fiscal 2003.

For the three months ended December 31, 2003, the Company generated earnings before interest, taxes, depreciation and amortization (EBITDA) of $9.2 million compared with   EBITDA of $9.8 million for the first quarter of fiscal 2003.

BALANCE SHEET, CASH FLOW AND LIQUIDITY

The Company used approximately $1.8 million of cash in the first quarter. While, consistent with our historical seasonality, inventories increased by approximately $8.7 million.  The use of cash was limited to $1.8 million due to non-cash charges of approximately $7.2 million and an increase in payables and accruals. Inventories are expected to decline significantly, beginning in the second quarter and throughout the fiscal year, as a result of successful sales initiatives instituted by the Company over the past several months.

As previously announced, the Company entered into a new $100 million credit facility with GE Capital Finance on October 3, 2003.  The credit facility consists of a $50 million term loan and a $50 million revolving line of credit. At December 31, 2003, the Company had borrowings of $19.5 million pursuant to its revolving line of credit. Unused availability under this revolving credit facility at quarter end was approximately $25.5 million. Net Debt (total debt less cash) at December 31, 2003 was $339 million, representing 92 percent of total capitalization.

COMPANY COMMENTS

Commenting on the results, Amin J. Khoury, Chairman and Chief Executive Officer, said: “Industry demand during our first quarter has remained sluggish. Nevertheless we expect substantial volume and revenue growth, beginning in the second quarter, and for the balance of fiscal 2004.”

Mr. Khoury further remarked, “We remain encouraged by the commercial prospects for our high-value proprietary products. We will continue to carefully control capital expenditures and constantly reevaluate our cost structure. We remain focused on executing a successful turnaround in a difficult business environment.  Our objective is to generate positive free cash flow in 2004 and to achieve acceptable levels of profitability over time through continuous improvement in product mix and capacity utilization.”

CONFERENCE CALL

As previously announced, the Company will hold a conference call at 9:00 AM Eastern Time on January 21, 2003 to discuss the results.  To listen live via the Internet, visit the Investor Relations section of AET’s website at http://www.aetfilms.com. To access the conference call by phone, dial 1-888-394-8045 and reference access code “AET Call”.  A taped replay of the conference call will also be available from approximately 12:30 PM Eastern Time on January 21, 2003 until midnight on January 28, 2004. To listen to the replay, dial 1-877-519-4471 from within the U.S. or 973-341-3080 from outside the U.S. and enter access code 4443669.

Applied Extrusion Technologies, Inc. is a leading North American developer and manufacturer of specialized oriented polypropylene (OPP) films used primarily in consumer products labeling and flexible packaging applications.

Except for the historical information contained herein, the matters discussed in this report are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including those risks related to the ability to implement price increases and related volume losses, the timely development and acceptance of new products, fluctuations in raw materials and other production costs, the ability to satisfy our debt service requirements, the loss of one or more significant customers, the impact of competitive products and pricing, the timely completion of capital projects, the success of the Company’s efforts to access capital markets on satisfactory terms, and to acquire, integrate, and operate new businesses and expand into new markets, as well as other risks detailed in Exhibit 99.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and from time to time in the Company’s other reports filed with the Securities and Exchange Commission.

APPLIED EXTRUSION TECHNOLOGIES, INC.

Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	December 31, 2003	December 31, 2002

Sales	$57,575	$59,361
Cost of sales	48,042	47,179

Gross profit	9,533	12,182

Operating expenses:
Selling, general and administrative	5,478	6,220
Research and development	1,666	1,941
Total operating expenses	7,144	8,161

Operating Profit	2,389	4,021

Non operating expenses:
Interest expense, net	10,606	7,279

Loss before income taxes	$(8,217)	$(3,258)

Income tax expense (benefit)	—	—
Net loss	$(8,217)	(3,258)

Loss per common share	$(0.64)	$(0.26)

Average common shares outstanding	12,833	12,582

EBITDA (Net Loss Reconcilation)
Net loss	$(8,217)	$(3,258)
Interest expense, net	10,606	7,279
Income tax (benefit)	—	—
Depreciation and amortization	7,234	6,190
Less amortization included in interest expense	(473)	(424)
Other	34	(5)
EBITDA	$9,184	$9,782

APPLIED EXTRUSION TECHNOLOGIES, INC.

Balance Sheets

(In thousands, except per share data)

(Unaudited)

	December 31, 2003	September 30, 2003

ASSETS
Current assets:
Cash and cash equivalents	$1,029	$2,835
Accounts receivable	34,215	33,407
Inventory	61,473	52,517
Prepaid expenses and other current assets	16,594	2,995
Total current assets	113,311	91,754

Property, plant and equipment, net	294,871	281,384
Goodwill	9,874	9,874
Other intangible assets	10,735	10,505
Other assets	1,440	14,178
Total assets	$430,231	$407,695

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,539	$9,485
Accrued interest	15,409	7,544
Accrued expenses and other current liabilities	28,724	18,008
Revolving debt	19,512	28,670
Current portion of long-term debt	6,250	—
Total current liabilities	84,434	63,707

Long-term debt	314,081	271,790
Long-term liabilities	2,380	18,339
Deferred gain on sale-leaseback transactions	—	19,502

Stockholders’ equity:
Preferred stock	—	—
Common stock	130	130
Additional paid-in-capital	103,317	103,204
Accumulated deficit	(81,958)	(73,742)
Accumulated comprehensive income (loss)	10,100	7,018
	31,589	36,610
Treasury stock	(2,253)	(2,253)
Total stockholders’ equity	29,336	34,357
Total liabilities and stockholders’ equity	$430,231	$407,695

APPLIED EXTRUSION TECHNOLOGIES, INC.

Statements of Cash Flows

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	December 31, 2003	December 31, 2002

OPERATING ACTIVITIES:
Net loss	$(8,217)	$(3,259)
Adjustments to reconcile net loss to net cash from operating activities:
Provision for doubtful accounts	150	150
Depreciation and amortization	7,234	6,190
Amortization of sale-leaseback gains	(69)	(1,237)
Stock compensation	113	—
Changes in assets and liabilities:
Accounts receivable	(820)	2,364
Inventory	(8,726)	(8,286)
Prepaid expenses and other current assets	78	(145)
Accounts payable and accrued expenses	9,950	8,999
Other	44	460
Net cash from operating activities	(263)	5,236

INVESTING ACTIVITIES:
Additions to property, plant and equipment	(2,412)	(2,988)
Proceeds from sale of property, plant, and equipment	203	—
Repurchase of leased assets	(36,961)	—
Net cash from investing activities	(39,170)	(2,988)

FINANCING ACTIVITIES:
Repayments under line of credit agreement, net	(9,158)	—
Debt Issuance costs	(1,664)	—
Principal payment on term loan	(1,563)
Proceeds from Term Loan	50,000	—
Net cash from financing activities	37,615	—

Effect of exchange rate changes on cash	12	8
Decrease in cash and cash equivalents, net	(1,806)	2,256
Cash and cash equivalents, beginning	2,835	17,558
Cash and cash equivalents, ending	$1,029	$19,814

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest, including capitalized interest	$1,457	$54
Income taxes	—	—